Exhibit 10.30

AMENDMENT TO OFFER LETTER
OF [_______]

This Amendment (the “Amendment”) to the [Amended and Restated] Offer Letter between Kala Pharmaceuticals, Inc. (the “Company”) and [______] (“Executive”) dated [DATE] (the “Offer Letter”), is adopted effective as of March [__], 2019 by the Company and Executive.

RECITALS

A.The Company and Executive entered into the Offer Letter to set forth the terms of Executive’s employment with the Company.

B.The Company and Executive desire and intend to (i) establish a clear approach for applying the rules promulgated under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to the Offer Letter; and (ii) amend the severance benefits provided through the Offer Letter.

C.Capitalized terms that are not specifically defined in this Amendment have the meanings set forth in the Offer Letter.

NOW, THEREFORE, in consideration of the agreements herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Offer Letter is hereby amended as follows:

1.Section [__] of the Offer Letter shall be replaced in its entirety with the following:

In the event that your employment is terminated by you for Good Reason or by the Company without Cause, and such termination is not within twenty-four (24) months following a Change of Control (as defined herein), you will receive severance (i) of [__] months of your then-current base salary (such [__]-month period, the “Severance Period”), (ii) any bonus earned for the year prior to the year of termination that has not yet been paid, (iii) an amount equal to [__%] of your target bonus for the year of termination, (iv) a pro-rated portion of any bonus attributable to the year of termination payable at the time that active employees receive their bonus payments for that year but in any event by March 15 of the year following the year of your termination, based on the Company’s performance against previously established Company (but not individual) milestones, (v) COBRA continuation medical benefits for the Severance Period subsidized by the Company at active employee rates on the same terms as were applicable to you prior to your termination, and (vi) Company-paid outplacement services for the Severance Period.  All payments (other than the pro-rated portion of any bonus and the COBRA continuation and outplacement services) will be made in a lump sum on the Payment Date (as defined below).

If the Company, or its successor, terminates your employment without Cause or you voluntarily terminate your employment for Good Reason within twenty-four (24) months following a Change of Control (as defined herein), you will receive severance (i) of [__] months of your then-current base salary (such [__]-month period, the “COC Severance Period”), (ii) any bonus earned for the year prior to the year of termination that has not yet been paid, (iii) an amount equal to [__] times the greater of (A) your target bonus for the year of termination or (B) the average of the bonuses that you received during the two years prior to the year of termination, (iv) a pro-rated portion of any bonus attributable to the year of termination payable at the time that active employees receive their bonus payments for that year but in any event by March 15 of the year following the year of your termination, based on the Company’s performance against previously established Company (but not individual) milestones, (v) COBRA continuation medical benefits for the COC Severance Period subsidized by the Company at active employee rates on the same terms as were applicable to you prior to your termination, and (vi) Company-paid outplacement services for the COC Severance Period.  All payments (other than the pro-rated portion of any bonus and the COBRA continuation and outplacement services) will be made in a lump sum on the Payment Date (as defined below).

The payments and benefits provided for in this Section [__] shall be subject to Exhibit [A/B].

2.[For Mark Iwicki] Section 6(f) and 6(g) of the Offer Letter shall be amended to replace “12 months following such termination” with “24 months following such termination,” and to apply to all equity awards granted to Executive during the Business Relationship.

3.[For Mark Iwicki] Section 6(i) of the Offer Letter shall be amended to apply to all outstanding vested options.

4.[For Todd Bazemore, Eric Trachtenberg, Mary Reumuth, and Hongming Chen] Section [__] of the Offer Letter shall be amended to replace “within 12 months following a Change of Control” with “within 24 months following a Change of Control.”

5.[For Mark Iwicki and Kim Brazzell] The following shall be added as Section [__] of the Offer Letter:

Subject to your execution of the release of claims described in Section [__] hereof, if the Company, or its successor, terminates your employment without Cause or you voluntarily terminate your employment for Good Reason within twenty-four (24) months following a Change of Control (as defined herein), then one hundred percent (100%) of the options and any other equity awards granted to you by the Company following the Change of Control, that vest based solely on your continued service with the Company and that are not then vested, and which have not been exercised, cancelled or forfeited, shall become vested and, if applicable, exercisable in full as of the date of such termination.  The period for exercising any options so accelerated shall be as set forth in the applicable stock option plan, certificate or agreement. For the avoidance of doubt, nothing in this Section [__] will impact the accelerated vesting upon a Change of Control [or a termination in Contemplation of a Change of Control] as is set forth in Section [__].

6.The following shall be added as Section [__] of the Offer Letter:

Section 280G. (a) If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with an Acquisition, from the Company or otherwise (“Transaction Payment”), would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section [__], be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). “Acquisition” shall mean a change in the ownership or control of the Company or a change in the ownership of a substantial portion of the assets of the Company, in each case as determined under Section 280G and the Treasury Regulations thereunder.

(b)For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph.  If more than one method of reduction will result in the same economic benefit, the portions of the Payment shall be reduced pro rata.

(c)The independent registered public accounting firm or law firm engaged by the Company as of the day prior to the effective date of the Acquisition (the “Accountant”) shall make all determinations required to be made under this Section [__].  The Company shall bear all reasonable expenses with respect to the determinations by the Accountant required to be made hereunder. The Accountant shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Transaction Payment is triggered or such other time as reasonably requested by the Company or you. If the Accountant determines that no Excise Tax is payable with respect to the Transaction Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with detailed supporting calculations of its determinations that no Excise Tax will be imposed with respect to such Transaction Payment. Any good faith determinations of the Accountant made hereunder shall be final, binding and conclusive upon the Company and you.

(d)The Company hereby agrees that, for purposes of determining whether any parachute payment would be subject to the Excise Tax, the covenant not to compete that applies to you following your termination of employment with the Company (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold you harmless from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or the Accountant’s attribution of a value to the Non-Compete Provision that is less than the product of (i) the greater of (A) the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if you had been a “named executive officer” of the Company in the year prior to the year of the event that triggers the Excise Tax or (B) an independent valuation of the Non-Compete Provision, multiplied by (ii) the duration of the Non-Compete Provision in years (this product, the “Post Change in Control Reasonable Compensation”), to the extent that use of such lesser amount results in a larger excise tax under Section 4999 of the Code than you would have been subject to had the Company or Accountant attributed a value to the Non-Compete Provision that is at least equal to the Post Change in Control Reasonable Compensation.

7.Reaffirmation of Offer Letter. The parties hereby acknowledge and agree that the Offer Letter, as modified by this Amendment, is hereby reaffirmed, ratified, and confirmed in their entirety. Except as set forth herein, the Offer Letter remains unmodified and in full force and effect. In the event of any inconsistency between the provisions of the Offer Letter and this Amendment, the terms of this Amendment shall control.

8.Governing Law. The rights and obligations of the parties shall be governed by, and this Amendment shall be construed and enforced in accordance with, the laws in the Commonwealth of Massachusetts.

9.Further Assurances. The parties shall execute and deliver such further documents and instruments, and take such further actions as may be required or appropriate to carry out the intent and purposes of this Amendment.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, has executed this Amendment effective as of the day and year hereinabove first set forth in order to evidence its adoption by the Company.

COMPANY:

KALA PHARMACEUTICALS, INC.

By:

Name:

Its:

EXECUTIVE:

[_____]